Filed Pursuant to Rule 424(b)(3)

Registration No. 333-281160

PROSPECTUS SUPPLEMENT NO. 9

(to Prospectus dated May 5, 2025)

STARDUST POWER INC.

Up to 5,519,087 Shares of Common Stock

Up to 1,056,659 Shares of Common Stock Underlying Warrants

Up to 5,566,667 Warrants to Purchase Common Stock

This prospectus supplement updates, amends and supplements the prospectus dated May 5, 2025 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-281160). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our Common Stock and Warrants are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbols “SDST” and “SDSTW,” respectively. On December 4, 2025, the last reported sales price of our Common Stock was $3.61 per share and the last reported sales price of our Warrants was $0.13 per Warrant.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. The Prospectus and this prospectus supplement comply with the requirements that apply to an issuer that is an emerging growth company. This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 6 of the Prospectus, and under similar headings in any amendments or supplements to the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 5, 2025.

ABOUT THIS PROSPECTUS SUPPLEMENT

We are filing this prospectus supplement to amend and update the “Principal Stockholders” and “Selling Securityholders” tables and the applicable footnotes of the Prospectus to reflect a distribution of an aggregate of 31,819 shares of Stardust Power Inc. common stock, par value $0.0001 per share (the “Common Stock”), from Roshen Pujari (the “transferor”), one of the selling securityholders previously identified in the Prospectus, to an entity affiliated with the transferor. This prospectus supplement is not increasing the number of shares of Common Stock or Warrants being offered under the Prospectus, but only reflecting the transfer of previously registered Common Stock and Warrants.

COVER PAGE OF THE PROSPECTUS

Directly following clause (ii) of the second paragraph on the cover page of the Prospectus, the below language shall be inserted:

On December 1, 2025, 31,819 shares of Common Stock, were distributed by the transferor to individuals and entities affiliated with the transferor.

PRINCIPAL STOCKHOLDERS

The information in the table that appears under the caption “Principal Stockholders” on page 119 of the Prospectus is modified by replacing the previous corresponding rows in the table, as well as the corresponding footnotes, with the information below.

Applicable percentages are based on (i) 9,817,809 shares of Common Stock and (ii) 1,043,080 shares of Common Stock underlying the Warrants for a total of 10,860,889 shares of Common Stock as of December 4, 2025, adjusted as required by rules promulgated by the SEC.

Number of Shares	% of Class
Name of Beneficial Owners	Number of Shares	% of Class
Five percent holders:
Endurance Antarctica Partners II, LLC(1)	607,049	5.77%
Roshan Pujari(2)	2,084,220	21.23%
Pablo Cortegoso(4)	495,163	5.04%
Total Beneficial Owners	3,186,432	32.04%
Directors and Named Executive Officers
Roshan Pujari(2)	2,084,220	21.23%
Udaychandra Devasper(4)	56,386	*	%
Pablo Cortegoso(4)	495,163	5.04%
Chris Edward Celano(4)	1,307	*	%
Mark Rankin(3)	81,941	*	%
Sudhindra Kankanwadi(4)	942	*	%
Michael Earl Cornett Sr.(4)	942	*	%
Anupam Agarwal(4)	73,951	*	%
Charlotte Nangolo(4)	46,022	*	%
Total Directors and Executive Officers	2,840,874	28.94%

*Less than 1%

(1)	Antarctica Endurance Manager, LLC, is the general partner of Endurance Antarctica Partners II, LLC. Voting and investment decisions with respect to the reported securities are made by a majority vote of three managers. Includes 85,000 shares of Common Stock subject to vesting based on earnout conditions and 522,049 shares of Common Stock underlying Warrants to purchase shares of Common stock.
(2)	This amount includes 343,745 shares of Common Stock held directly by Roshan Pujari, 465,286 shares of Common Stock held by Energy Transition Investors LLC, 1,087,279 shares of Common Stock held by 7636 Holdings LLC, 141,888 shares of Common Stock held by VIKASA Clean Energy I LP and 46,022 shares of Common Stock held by Roshan Pujari’s spouse, Maggie Clayton. The business address of Energy Transition Investors LLC, 7636 Holdings LLC and VIKASA Clean Energy I LP is 6608 N Western Avenue, 466, Nichols Hills, OK 73116. The business address of Mr. Pujari and Ms. Clayton is 15 E. Putnam Avenue, #139, Greenwich, CT 06830.
(3)	This amount includes 80,999 shares of Common Stock held by VKK Holdings LLC, of which Mr. Rankin is a member. Mr. Rankin may be deemed to share beneficial ownership of the shares of Common Stock held of record by VKK Holdings LLC.
(4)	Unless otherwise noted, the business address of each of our executive officers and directors is 15 E. Putnam Ave, #139, Greenwich, CT 06830.

SELLING SECURITYHOLDERS

The information in the table that appears under the caption “Selling Securityholders” on pages 120 through 125 of the Prospectus is modified by replacing the previous table rows for the below entities and individuals, as well as the corresponding footnotes, with the information below.

	Shares of Common Stock				Warrants to Purchase Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owed Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Roshan Pujari(1)	2,084,220	2,078,035	-	-	-	-	-	-
Pablo Cortegoso(2)	495,163	460,223	-	-	-	-	-	-
Udaychandra Devasper(3)	98,948	98,948	-	-	-	-	-	-
Mark Rankin(4)	81,941	80,999	-	-	-	-	-	-
Anupam Agarwal(5)	73,951	69,033	-	-	-	-	-	-
Charlotte Nangolo(6)	46,022	46,022	-	-	-	-	-	-
American Investor Group Direct, LLC(7)	92,690	92,690	-	-	-	-	-	-
Joseph Donahue(8)	534	534	-	-	-	-	-	-
Donald Thompson(9)	267	267	-	-	-	-	-	-
LMR Multi-Strategy Master Fund Limited(10)	850	850	-	-	-	-	-	-
LMR CCSA Master Fund Limited(10)	850	850	-	-	-	-	-	-
Atlas Merchant Capital SPAC Fund I LP(11)	1,700	1,700	-	-	-	-	-	-
Sandia Investment Management LP(12)	1,642	1,642	-	-	-	-	-	-
Charles Egas(13)	920	920	-	-	-	-	-	-
Dane Walin(14)	690	690	-	-	-	-	-	-
Heather Farley(15)	9,204	9,204	-	-	-	-	-	-
Keoni Grundhauser(16)	920	920	-	-	-	-	-	-
Tyler Coons(17)	5,522	5,522	-	-	-	-	-	-
Eric S. Carnell(18)	9,204	9,204	-	-	-	-	-	-
John Riesenberg(20)	46,022	46,022	-	-	-	-	-	-
Michael Thompson(21)	23,011	23,011	-	-	-	-	-	-
William Tates(22)	10,067	10,067	-	-	-	-	-	-
Abi Adeoti(23)	10,263	10,263	-	-	-	-	-	-
Rainbolt Family Foundation(24)	23,011	23,011	-	-	-	-	-	-
Pristine Services LLC(25)	1,840	1,840	-	-	-	-	-	-
Red Alps Worldwide Inc.(26)	245,299	245,299	-	-	-	-	-	-
American Investor Group LLC(27)	127,021	127,021	-	-	-	-	-	-
Shohaib K Sumar(28)	2,449	2,449	-	-	-	-	-	-
Emily C Anderson(29)	612	612	-	-	-	-	-	-
Dave Hahn(30)	612	612	-	-	-	-	-	-
Michele Circelli(31)	69,033	69,033	-	-	-	-	-	-
Randal Harris(32)	34,516	34,516	-	-	-	-	-	-
Adam L. Gray Revocable Trust U/A/D 10/5/2006(33)	3,971	3,971	-	-	55,382	55,382	-	-
Christopher Shackelton(34)	3,971	3,971	-	-	55,382	55,382	-	-
John Ripley MG Trust(35)	2,244	2,244	-	-	31,199	31,199	-	-
Paul Zepf(36)	27,950	27,950	-	-	404,688	404,688	-	-
Pemdore Capital LLC(37)	777	777	-	-	10,802	10,802	-	-
Tomahawk International Holding Limited(38)	1,243	1,243	-	-	17,285	17,285	-	-
James McCann(39)	813	813	-	-	11,321	11,321	-	-
APSFAM Trust(40)	715	715	-	-	9,939	9,939	-	-
Gary DiCamillo(41)	1,337	1,337	-	-	18,633	18,633	-	-
Neal D Goldman Trust(42)	572	572	-	-	7,951	7,951	-	-
Michael Johnston(43)	572	572	-	-	7,951	7,951	-	-
William David Brining(44)	515	515	-	-	7,156	7,156	-	-
Zepf 1999 Descendants’ Trust(45)	2,554	2,554	-	-	38,572	38,572	-	-
Pano Anthos(46)	1,666	1,666	-	-	23,041	23,041	-	-
Lawrence Turnbull(47)	257	257	-	-	3,578	3,578	-	-
Jeffrey Weiss(48)	71	71	-	-	994	994	-	-
Christopher Murphy(49)	207	207	-	-	2,888	2,888	-	-
David Shackelton(50)	207	207	-	-	2,888	2,888	-	-
Chivonne Cassar(51)	198	198	-	-	2,769	2,769	-	-
Ashley Cousins(52)	198	198	-	-	2,769	2,769	-	-
Joseph Megibow(53)	71	71	-	-	994	994	-	-
David Apseloff(54)	773	773	-	-	-	-	-	-
Claudia Hollingsworth(55)	907	907	-	-	12,670	12,670	-	-
Pamarona Investments Limited(56)	257	257	-	-	3,578	3,578	-	-
AMRO Holdings Limited(57)	257	257	-	-	3,578	3,578	-	-
Mark Drever(58)	286	286	-	-	3,976	3,976	-	-
William Kerr(59)	2,196	2,196	-	-	30,560	30,560	-	-
CDG Management, LLC(60)	2,988	2,988	-	-	41,505	41,505	-	-
David Chamberlain Family Trust(61)	572	572	-	-	7,951	7,951	-	-
Endurance Antarctica Partners II, LLC(62)	85,000	85,000	-	-	4,731,668	4,731,668	-	-
Inspira Financial Trust, LLC Custodian FBO Josh Levinson IRA# 9921473(63)	435	435	-	-	6,054	6,054	-	-
Terry Pearce(64)	644	644	-	-	8,945	8,945	-	-
Sydney Zepf(65)	560	560	-	-	-	-	-	-
Wolf Den 1986 LLC(66)	1,590	1,590	-	-	-	-	-	-
Robert Wolf(67)	1,590	1,590	-	-	-	-	-	-
Lawrence J Wolf(68)	1,590	1,590	-	-	-	-	-	-
Gregory H. Wolf(69)	1,590	1,590	-	-	-	-	-	-
Paul Mariconda(70)	409	409	-	-	-	-	-	-
Ryan Hoffman(71)	2,022	2,022	-	-	-	-	-	-
MH Resources LLC(72)	795	795	-	-	-	-	-	-
SRHCO LLC(73)	795	795	-	-	-	-	-	-
Apple Canyon Business Investments LLC(74)	31,819	31,819	-	-	-	-	-	-

*less than 1%

(1)	Consists of (i) 343,745 shares of Common Stock held directly by Roshan Pujari, (ii) 465,286 shares of Common Stock directly held by Energy Transition Investors LLC, (iii) 1,087,279 shares of Common Stock directly held by 7636 Holdings LLC, (iv) 141,888 shares of Common Stock directly held by VIKASA Clean Energy I LP, and (v) 46,022 shares of Common Stock directly held by Maggie Clayton. Mr. Pujari has investment and dispositive power over the shares. Mr. Pujari may be deemed to have voting and investment control with respect to the shares held by these entities. Each of the parties in this footnote disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest the party may have therein. The business address of Energy Transition Investors LLC, 7636 Holdings LLC and VIKASA Clean Energy I LP is 6608 N Western Avenue, 466, Nichols Hills, Oklahoma 73116. The business address of Mr. Pujari and Ms. Clayton is 15 E. Putnam Avenue, #139, Greenwich, Connecticut, 06830.

(2)	Consists of 495,163 shares of Common Stock held by Pablo Cortegoso, a U.S. citizen. The address of Mr. Cortegoso is 1312 17th Street, STE 1208 Denver, CO 80202.
(3)	Stardust Power granted Udaychandra Devasper an RSU award for 21,500 shares of Stardust Power Common Stock prior to the Business Combination, which converted on an approximate ratio of 4.602 to 98,948 shares of Common Stock after the Business Combination. These shares vest quarterly over a 3-year term and are subject to a liquidity event condition as well.
(4)	Mark Rankin beneficially owns 80,999 shares held by VKK Holdings LLC.
(5)	Consists of 73,951 shares of Common Stock held by Anupam Agarwal, a citizen of India. The address of Mr. Agarwal is Flat 2404, B Wing, Gemini, Hiranandani Meadows, Pokran Road, HDFC Bank, Thane West, Mumbai, India 4000610.
(6)	Consists of 46,022 shares of Common Stock held by Charlotte Nangolo, an Australian citizen. The address of Ms. Nangolo is Level 3, 1/1139 Hay Street, West Perth, Australia 06005.
(7)	Consists of 92,690 shares of Common Stock held by American Investor Group Direct, LLC (“AIGD”). Udhaya Varadharajan is the managing member of AIGD and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of AIGD and Mr. Varadharajan is 10707 Corporate Drive, Suite 250-119, Stafford, TX 77477.
(8)	Consists of 534 shares of Common Stock held by Joseph Donahue, a U.S. citizen. The address of Mr. Donahue is 99 Linden Avenue, Atherton, California 94027.
(9)	Consists of 267 shares of Common Stock held by Donald Thompson, a U.S. citizen. The address of Mr. Thompson is 3245 W. Park Place, Oklahoma City, Oklahoma 73107.
(10)	Consists of 850 shares of Common Stock held by LMR Multi-Strategy Master Fund Limited and 850 shares of Common Stock held by LMR CCSA Master Fund Limited (collectively, “LMR”). LMR is deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of LMR is 9th Floor, Devonshire House, 1 Mayfair Place, London, United Kingdom W1J8AJ.
(11)	Consists of 1,700 shares of Common Stock held by Atlas Merchant Capital SPAC Fund I, LP (“Atlas”). Len Ellis is the investment manager of Atlas and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of Atlas and Mr. Ellis is 477 Madison Ave., 22nd Floor New York, New York 10022.
(12)	Consists of 1,642 Common Stock allocated to investors managed by Sandia Investment Management LP (“Sandia”). Sandia Investment Management LLC is the general partner of Sandia. Tim Sichler serves as Founder & CIO of the general partner of Sandia, and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of these entities and Mr. Sichler is 201 Washington Street, Boston, Massachusetts 02108.
(13)	Consists of 920 shares of Common Stock held by Charles Egas, a U.S. citizen. The address of Mr. Egas is 6941 Forest Tree Lane Oklahoma City, Oklahoma 73150.
(14)	Consists of 690 shares of Common Stock held by Dane Walin, a U.S. citizen. The address of Mr. Walin is 1101 Auwaha Place, Haiku, Hawaii 96708.
(15)	Consists of 9,204 shares of Common Stock held by Heather Farley, a U.S. citizen. The address of Ms. Farley is 1218 NW 46th St., Oklahoma City, Oklahoma, 73118.

(16)	Consists of 920 shares of Common Stock held by Keoni Grundhauser, a U.S. citizen. The address of Ms. Grundhauser is 462 Mauna Place, Kula, Hawaii 96790.
(17)	Consists of 5,522 shares of Common Stock held by Tyler Coons, a U.S. citizen. The address of Mr. Coons is 1121 Puna Kea Loop, Lahaina, Hawaii 96761.
(18)	Consists of 9,204 shares of Common Stock held in the name Eric Carnell, a U.S. citizen. The address of Mr. Carnell is 4533 48th Avenue South, Seattle, WA 98118.
(20)	Consists of 46,022 shares of Common Stock held by John Riesenberg, a U.S. citizen. The address of Mr. Riesenberg is 2128 NW 26th Street, Oklahoma City, Oklahoma 73107.
(21)	Consists of 23,011 shares of Common Stock held by Michael Thompson, a U.S. citizen. The address of Mr. Thompson is 3245 W. Park Place, Oklahoma City, Oklahoma 73107.
(22)	Consists of 10,067 shares of Common Stock held by William Tates, a U.S. citizen. The address of Mr. Tates is 9411 Mount Logan Missouri City, Texas 77459.
(23)	Consists of 10,263 shares of Common Stock held by Abi Adeoti, a U.S. citizen. The address of Mr. Adeoti is 3166 Cortina Drive Pittsburg, California 94565.
(24)	Consists of 23,011 shares of Common Stock held by Rainbolt Family Foundation (“Rainbolt”). H.E. Rainbolt is the president of Rainbolt and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of Rainbolt and Mr. Rainbolt is P.O. Box 26788 Oklahoma City, Oklahoma 73126.
(25)	Consists of 1,840 shares of Common Stock held by Pristine Services LLC (“Pristine”). George Graham is the managing member of Pristine and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of Pristine is 5708 Braniff Drive, Oklahoma City, Oklahoma 73105.
(26)	Consists of 245,299 shares of Common Stock held by Red Alps Worldwide Inc. (“Red Alps”). Portcullis TrustNet Chambers (BVI) Limited is the General Partner of Red Alps. Shankar Varadharajan is a director of Portcullis TrustNet Chambers (BVI) Limited and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of Red Alps and Mr. Varadharajan is Portcullis TrustNet Chambers, 4th Floor, Skelton Building, 3027 Sir Fran. Dr. Hwy Road Town, USVI VG1110.
(27)	Consists of 127,021 shares of Common Stock held by American Investor Group, LLC (“AIG”). Randall Buttram is the managing member of AIG and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of AIG and Mr. Buttram is 1675 South State Street STE B Dover, Delaware 19901.
(28)	Consists of 2,449 shares of Common Stock held by Shohaib K. Sumar, a U.S. citizen. The address of Mr. Sumar is 13100 Rock Canyon Road, Oklahoma City, Oklahoma 73142.
(29)	Consists of 612 shares of Common Stock held by Emily C. Anderson, a U.S. citizen. The address of Ms. Anderson is 4807 Pin Oak Park, #3311 Houston, Texas 77081.
(30)	Consists of 612 shares of Common Stock held by David Hahn, a U.S. citizen. The address of Mr. Hahn is 84 Cognewaugh Road, Cos Cob, Connecticut 06807.
(31)	Consists of 69,033 shares of Common Stock held by Michele Circelli, a Canadian citizen. The address of Mr. Circelli is 600 South Dixie Hwy #833, West Palm Beach, Florida 44301. Stardust Power also granted Mr. Circelli an RSU award for 15,000 shares of Stardust Power Common Stock prior to the Business Combination, which converted on an approximate ratio of 4.602 to 69,033 shares of Common Stock after the Business Combination. These shares vest quarterly over a 4-year term and are subject to a liquidity event condition as well.
(32)	Consists of 34,516 shares of Common Stock held by Randal Harris, a U.S. citizen. The address of Mr. Harris is 1606 Claire Creek Court, Katy, Texas 77494. Stardust Power also granted Mr. Harris an RSU award for 7,500 shares of Stardust Power Common Stock prior to the Business Combination, which converted on an approximate ratio of 4.602 to 34,516 shares of Common Stock after the Business Combination. These shares vest quarterly over a 4-year term and are subject to a liquidity event condition as well.
(33)	The shares include (i) 3,971 shares of Common Stock as distributed by the Sponsor and (ii) 5,538 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Adam Gray, as Trustee of the Adam L. Gray Revocable Trust U/A/D 10/5/2006, has in such capacity voting power and investment power with respect to the shares held by the Adam L. Gray Revocable Trust U/A/D 10/5/2006.
(34)	The shares include (i) 3,971 shares of Common Stock as distributed by the Sponsor and (ii) 5,538 shares of Common Stock underlying the Warrants as distributed by the Sponsor.

(35)	The shares include (i) 2,244 shares of Common Stock as distributed by the Sponsor and (ii) 3,119 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Barbara J. Ripley, as Co-Trustee and Investment Advisor of the John Ripley MG Trust, has in such capacity voting power and investment power with respect to the shares held by the John Ripley MG Trust.
(36)	The shares include (i) 27,950 shares of Common Stock as distributed by the Sponsor and (ii) 40,468 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(37)	The shares include (i) 777 shares of Common Stock as distributed by the Sponsor and (ii) 1,080 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Josh Levinson, as Manager of Pemdore Capital LLC, has in such capacity voting power and investment power with respect to the shares held by Pemdore Capital LLC.
(38)	The shares include (i) 1,243 shares of Common Stock as distributed by the Sponsor and (ii) 1,728 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Andrew Cook, as CEO and Director of Tomahawk International Holding Limited, has in such capacity voting power and investment power with respect to the shares held by Tomahawk International Holding Limited.
(39)	The shares include (i) 813 shares of Common Stock as distributed by the Sponsor and (ii) 1,132 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(40)	The shares include (i) 715 shares of Common Stock as distributed by the Sponsor and (ii) 993 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Sharon S. Apseloff, as Trustee of the APSFAM Trust, has in such capacity voting power and investment power with respect to the shares held by the APSFAM Trust.
(41)	The shares include (i) 1,337 shares of Common Stock as distributed by the Sponsor and (ii) 1,863 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(42)	The shares include (i) 572 shares of Common Stock as distributed by the Sponsor and (ii) 795 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Neal Goldman, as Trustee of the Neal D Goldman Trust, has in such capacity voting power and investment power with respect to the shares held by the Neal D Goldman Trust.
(43)	The shares include (i) 572 shares of Common Stock as distributed by the Sponsor and (ii) 795 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(44)	The shares include (i) 515 shares of Common Stock as distributed by the Sponsor and (ii) 715 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(45)	The shares include (i) 2,554 shares of Common Stock as distributed by the Sponsor and (ii) 3,857 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Daniel Zepf, as Trustee of the Zepf 1999 Descendants’ Trust, has in such capacity voting power and investment power with respect to the shares held by the Zepf 1999 Descendants’ Trust.
(46)	The shares include (i) 1,666 shares of Common Stock as distributed by the Sponsor and (ii) 2,304 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(47)	The shares include (i) 257 shares of Common Stock as distributed by the Sponsor and (ii) 357 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(48)	The shares include (i) 71 shares of Common Stock as distributed by the Sponsor and (ii) 99 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(49)	The shares include (i) 207 shares of Common Stock as distributed by the Sponsor and (ii) 288 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(50)	The shares include (i) 207 shares of Common Stock as distributed by the Sponsor and (ii) 288 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(51)	The shares include (i) 198 shares of Common Stock as distributed by the Sponsor and (ii) 276 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(52)	The shares include (i) 198 shares of Common Stock as distributed by the Sponsor and (ii) 276 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(53)	The shares include (i) 71 shares of Common Stock as distributed by the Sponsor and (ii) 99 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(54)	The shares include 773 shares of Common Stock as distributed by the Sponsor.
(55)	The shares include (i) 907 shares of Common Stock as distributed by the Sponsor and (ii) 1,267 shares of Common Stock underlying the Warrants as distributed by the Sponsor.

(56)	The shares include (i) 257 shares of Common Stock as distributed by the Sponsor and (ii) 357 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Pamarona Investments Limited is controlled by Roger Thompson and Nancy Thompson. As a result, each of Pamarona Investments Limited, Roger Thompson and Nancy Thompson could be deemed to share voting control and investment power over the shares held by Pamarona Investments Limited.
(57)	The shares include (i) 257 shares of Common Stock as distributed by the Sponsor and (ii) 357 shares of Common Stock underlying the Warrants as distributed by the Sponsor. AMRO Holdings Limited is controlled by Robin Mehta and Amber Mehta. As a result, each of AMRO Holdings Limited, Robin Mehta and Amber Mehta could be deemed to share voting control and investment power over the shares held by AMRO Holdings Limited.
(58)	The shares include (i) 286 shares of Common Stock as distributed by the Sponsor and (ii) 397 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(59)	The shares include (i) 2,196 shares of Common Stock as distributed by the Sponsor and (ii) 3,056 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(60)	The shares include (i) 2,988 shares of Common Stock as distributed by the Sponsor and (ii) 4,150 shares of Common Stock underlying the Warrants as distributed by the Sponsor. David B. Golub, as Manager of CDG Management, LLC, has in such capacity voting power and investment power with respect to the shares held by CDG Management, LLC.
(61)	The shares include (i) 572 shares of Common Stock as distributed by the Sponsor and (ii) 795 shares of Common Stock underlying the Warrants as distributed by the Sponsor. The David Chamberlain Family Trust is controlled by David M. Chamberlain and Karin M. Chamberlain. As a result, each of the David Chamberlain Family Trust, David M. Chamberlain and Karin M. Chamberlain could be deemed to share voting control and investment power over the shares held by the David Chamberlain Family Trust.
(62)	The shares include (i) 85,000 shares of Common Stock as distributed by the Sponsor and (ii) 473,166 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Endurance Antarctica Partners II, LLC is prohibited, subject to certain exceptions, from exercising the Warrants to the extent that after giving effect to such exercise, Endurance Antarctica Partners II, LLC and its affiliates would beneficially own in excess of 9.8% (subject to increase or decrease upon 61 days’ written notice to the Company) of the total number of shares of Common Stock outstanding immediately after giving effect to such exercise. Antarctica Endurance Manager, LLC, is the general partner of Endurance Antarctica Partners II, LLC. Voting and investment decisions with respect to the reported securities are made by a majority vote of three managers.
(63)	The shares include (i) 435 shares of Common Stock as distributed by the Sponsor and (ii) 605 shares of Common Stock underlying the Warrants as distributed by the Sponsor. Josh Levinson, as owner of the Inspira Financial Trust, LLC Custodian FBO Josh Levinson IRA# 9921473, has in such capacity voting power and investment power with respect to the shares held by the Inspira Financial Trust, LLC Custodian FBO Josh Levinson IRA# 9921473.
(64)	The shares include (i) 644 shares of Common Stock as distributed by the Sponsor and (ii) 894 shares of Common Stock underlying the Warrants as distributed by the Sponsor.
(65)	The shares include 560 shares of Common Stock as distributed by the Sponsor.
(66)	The shares include 1,590 shares of Common stock as distributed by transferor. Richard Wolf is the managing member of Wolf Den 1986 LLC and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of Wolf Den 1986 LLC and Mr. Wolf is 799 Park Ave Apt 18A, New York, NY 10021
(67)	The shares include 1,590 shares of Common stock as distributed by transferor.
(68)	The shares include 1,590 shares of Common stock as distributed by transferor.
(69)	The shares include 1,590 shares of Common stock as distributed by transferor.
(70)	The shares include 409 shares of Common stock as distributed by transferor.
(71)	The shares include 2,022 shares of Common stock as distributed by transferor.
(72)	The shares include 795 shares of Common stock as distributed by transferor. Max L Holloway Jr. is the managing member of MH Resources LLC and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of MH Resources LLC and Mr. Holloway is 421 NE 1st Street, Oklahoma City, OK 73104
(73)	The shares include 795 shares of Common stock as distributed by transferor. Shan Holloway is the managing member of SRHCO LLC and in such capacity may be deemed to be the beneficial owner having shared voting power and shared investment power over the securities described in this footnote. The business address of SRHCO LLC and Mr. Holloway is 108 Pont de Normandie Ct, Edmond OK 73034
(74)	The shares include 31,819 shares of Common stock as distributed by transferor.